Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-40036, 33-54576, 33-61683, 333-01289, 333-35530, 333-68604 and 333-127592) pertaining to Banta Corporation and in the related prospectuses thereto, of our reports dated February 6, 2006, with respect to the consolidated financial statements and schedule of Banta Corporation, Banta Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Banta Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP
Milwaukee, Wisconsin
February 22, 2006